THE YACKTMAN FUNDS, INC.


November 7, 1998


We have received a significant number of inquiries from the financial advisors and institutional investors, who received the October 29, 1998 package of proxy materials from Jon Carlson, President of The Yacktman Funds, Inc. The questions from these professionals, which undoubtedly reflect the concerns of their clients, have focused primarily on the following four issues.

           FIRST, WHAT HAPPENS IF THE BOARD OF DIRECTORS IS REQUIRED
             TO REPLACE YACKTMAN ASSET MANAGEMENT CO. AS INVESTMENT
                             ADVISER TO THE FUNDS?

To assist their evaluation of Yacktman, particularly as compared to its peer group of investment managers, the Independent directors have retained the services of a leading mutual funds consulting firm, Management Practice, Inc. of New York City. The consultants examined The Yacktman Funds in detail and then reported back to the Independent directors with respect to such key issues as:

         * The relative investment returns of Yacktman, which even in a positive month like October, 1998, lagged behind the results of many of its peers, and which are clearly non-competitive for all meaningful time periods (e.g., year-to-date, one year, three years, five years, and since inception).

         * The relative portfolio characteristics (e.g., P/E ratio, the EPS growth rates of fund holdings, etc.).

         *        The relative numbers of investment professionals employed.

The consultants also identified twenty investment advisers with strong performance records and with investment styles and approaches similar to those ascribed to Yacktman in Fund prospectuses, public statements, and press clippings. The Independent Directors are in the process of evaluating these alternatives. Therefore, if circumstances require a replacement of Yacktman, the successor will have:

         *        A highly competitive performance record.

         *        Name recognition, especially among professionals.

         * A deep and experienced professional staff, including individuals with the CFA designation (none of the three Yacktman investment professionals have this credential).

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         *        An entrepreneurial flavor that has been maintained as the
                  firm grew.

         * An investment approach and risk profile that would meet the expectations of our shareholders.

         SECOND, WHAT HAS OCCURRED AT YACKTMAN TO CAUSE THIS CONFLICT?

Yacktman Asset Management, Co. in its proxy materials and shareholder communications has the CHRONOLOGY OF EVENTS ABSOLUTELY BACKWARDS. The background, as DOCUMENTED by the minutes of Board meetings and the evidence from non-board meetings, which the Independent Directors had with Donald Yacktman, is as follows.

         * The Independent Directors have for more than a year questioned Yacktman about style shift, deteriorating performance, ethics code violations, and professional staff inadequacies. As a director and officer of the Funds, Jon Carlson supported the ongoing efforts of the Independent Directors to resolve these problems, and he tried from within the Yacktman organization to encourage Yacktman to respond to these legitimate concerns. Mr. Carlson, in effect, put his job on the line to defend the interests of the shareholders, and he lost his job in June, 1998 because he had done so.

         * The Independent Directors continued this tough questioning of Yacktman over this past summer. In response, in an unprecedented move in the mutual funds industry, Donald Yacktman asked for their resignations on September 16, 1998. His reasoning apparently is: If I can terminate Jon Carlson, an employee, for speaking up for shareholders, why not also attempt to "fire" the Independent Directors for performing their fiduciary duties as directors?

         * The Yacktman description of the possible marketing relationship with the Lead Director, Stanislaw (Stas') Maliszewski, is not only backwards but also totally misleading and inaccurate. Mr. Maliszewski is an independent marketing representative for Institutional Investment firms, and the Yacktman organization approached him in late 1996 for assistance in marketing to large pension and endowment funds and the consultants to these funds. Unfortunately, the Yacktman performance and professional staffing problems and ethics violations began to surface in 1997, and Mr. Maliszewski, as graciously as possible, withdrew from his marketing representative discussions with Yacktman. The discussions finally broke off in March of this year.

         * Yacktman INITIATED both this proxy fight and the lawsuits in Maryland (the state in which the Funds are registered).
                  As fiduciaries representing the interests of shareholders, the Independent Directors must obviously be able to challenge such self-serving actions initiated by non-performing service providers, including Yacktman. They have done so with the backing of a letter from the Office of the

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                  General Counsel of the SEC and the United States District
                  Court for the District of Maryland.

          THIRD, HOW HAS YACKTMAN VIOLATED THE FUNDS' CODE OF ETHICS?

As may be true for the overwhelming majority of mutual funds, the Yacktman Code of Ethics PROHIBITS employees from being on the board of directors of a publicly-held company WITHOUT PRIOR APPROVAL from the mutual fund Board. This prevents a possible conflict between the loyalty and time commitment that these persons must give the Funds and the loyalty and time commitment required of them as directors of the publicly-held company. It also prevents a misuse of inside information if the mutual fund owns shares in the particular company, or in companies doing business in the same industry.

In the fall of 1996, two Yacktman investment professionals (Steve Yacktman and another employee), with the clear knowledge of Donald Yacktman and Ronald Ball (currently, directors of The Yacktman Funds), tried to obtain membership on the boards of two portfolio holdings -- Barefoot, Inc. and Franklin Covey. The Independent Directors learned of this attempt for Board membership from a THIRD PARTY, quite by accident, NOT IN PRIOR consultation with Donald Yacktman and his investment associates, as required by the Yacktman Code of Ethics.

Notwithstanding extensive discussions between Donald Yacktman and the Independent Directors over the Code of Ethics at the time of the Barefoot, Inc. and Franklin Covey incident, fifteen months later, in February, 1998, an ethics violation occurred when Steve and Donald Yacktman appeared on the Board of 1-800-Contacts, Inc. when it went public. There was absolutely NO PRIOR CONSULTATION WITH NOR APPROVAL BY the Independent Directors. Again, the Independent Directors learned of this unauthorized membership on a board of the publicly-held company coincidentally from a third party.

After consulting with legal counsel, the Independent Directors in a letter, dated June 15, 1998, asked Donald Yacktman to resign from the Board of 1-800-Contacts, Inc. At the AUGUST 14, 1998 board meeting of The Yacktman Funds, Inc., Mr. Yacktman informed the Independent Directors that he had resigned. However, the Independent directors learned this was not the case when he filed his proxy on SEPTEMBER 18 and listed his membership on the 1-800-Contacts Board in the proxy as required by the SEC. HIS RESIGNATION DID NOT, IN FACT, OCCUR UNTIL THE THIRD WEEK IN OCTOBER.

The Independent Directors, as fiduciaries, CANNOT IGNORE these continued management and ethical lapses within Yacktman. Following discussions with the Independent Directors, the SEC has performed an examination of the Funds. This examination included questions directed to Yacktman Asset Management Co. concerning the Code of Ethics violations, the investment decision process, and the Funds' Investment restrictions. The scope and timing of the SEC's ultimate resolution of these matters is still unknown.

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          FOURTH, HOW CAN THERE HAVE BEEN AN INVESTMENT "STYLE SHIFT"
                WHEN DONALD YACKTMAN CLAIMS NOTHING HAS CHANGED?

The statements of Donald Yacktman on this issue have curiously (and conveniently) overlooked the critical distinction between investment "style" and investment "technique." The definition of a manager's "STYLE" includes the market capitalizations of the universe of companies being followed for investment purposes and the economic and market risk profile of this universe; whereas investment "TECHNIQUE" refers to the METHODOLOGY used by the investment manager to evaluate potential investments. The same "technique," therefore, can be used by managers with clearly different "styles," as defined by the market capitalizations of the stocks in their portfolio and the risk profiles of these stocks.

Because of the Funds' prospectuses, articles over the years in leading financial journals, and statements by Donald Yacktman to the media and at investment conferences, investors in The Yacktman Funds could easily have assumed they were purchasing shares in a conservative, large capitalization, value-oriented fund. Unfortunately, the reality of the Yacktman portfolio may no longer match such investor expectations, which is of obvious concern to the Independent Directors.

As the "watchdogs" for shareholder interests, The Independent Directors obviously CANNOT IGNORE:

         * The DECREASE IN AVERAGE CAPITALIZATION of stocks selected by Yacktman for the Funds from more than $5.0 billion to less than $2.0 billion, particularly in view of the overall increase of market capitalization in recent years due to the bull market.

         * The GREATER ECONOMIC AND MARKET RISK potentially inherent in the smaller capitalization stocks NOW in the Funds' portfolios. Risk profiles based upon historical data from fund evaluators such as Morningstar, unfortunately, do not portray this PROSPECTIVE RISK for investors.

         * The high percentage of Yacktman ownership in several of the smaller capitalization companies in which the Funds are now investing. For example, according to recent SEC filings, Yacktman-managed accounts beneficially own 18.37% of Department 56. This company is the largest holding of The Yacktman Focused Fund representing 18.11% of the portfolio.

         * The strong relative returns in the past two years of many peer group mutual funds. Investment Advisers for these funds have been able to find attractively priced, large capitalization companies selling at P/E ratios comparable to those of The Yacktman Funds.

         * The inexperienced and almost skeletal professional staff at Yacktman, which is of great concern because of the large universe of small and medium cap stocks that now must be followed for investment purposes. There are conceivably up to 2,000 companies falling into the new "all-market cap" universe of Yacktman, compared

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                  to the 500-600 larger companies that Donald Yacktman has
                  traditionally followed with approximately 110 companies on his working list.

If the concerns raised by the Independent Directors and their consultant are to be addressed in a truly meaningful manner, you and your clients should support the Independent Directors, by VOTING THE WHITE PROXY CARD.

For additional information, please call either Jon Carlson at 1-630-734-3792 or Stanislaw (Stas') Maliszewski at 1-312-780-1933.

                            The Board of Directors*
                            The Yacktman Funds, Inc.

*Messrs.  Ball and Yacktman dissenting

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